EXHIBIT 99.1

All financial statement schedules have been omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Watson Pharmaceuticals, Inc.

In our opinion, the accompanying consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Watson Pharmaceuticals, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of recognizing revenue during the year ended December 31, 2000.  In addition, as discussed in Note 8 to the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.

PRICEWATERHOUSECOOPERS LLP

Orange County, California

January 31, 2003, except for

Note 15 which is as of May 30, 2003

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2002	December 31, 2001
ASSETS
Current Assets:
Cash and cash equivalents	$230,155	$193,731
Marketable securities	42,649	135,688
Accounts receivable, net of allowances for doubtful accounts of $3,046 and $3,253	178,563	173,085
Assets held for disposition	29,362	45,496
Inventories	326,741	252,325
Prepaid expenses and other current assets	35,895	32,710
Deferred tax assets	77,416	56,703
Total current assets	920,781	889,738

Property and equipment, net	297,337	234,911
Investments and other assets	75,435	113,086
Deferred tax assets	34,596	21,675
Product rights and other intangibles, net	889,027	825,936
Goodwill	446,288	442,988
Total Assets	$2,663,464	$2,528,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$177,812	$159,809
Income taxes payable	111,565	10,766
Current portion of long-term debt	83,360	68,102
Current liability incurred for acquisitions of products and businesses	2,728	6,448
Total current liabilities	375,465	245,125

Long-term debt	331,877	415,703
Long-term liability incurred for acquisitions of products and businesses	5,948	9,311
Deferred tax liabilities	151,890	186,145
Total liabilities	865,180	856,284

Commitments and contingencies

Stockholders’ equity:
Preferred stock; no par value per share; 2,500,000 shares authorized; none issued	—	—
Common stock; $0.0033 par value per share; 500,000,000 shares authorized; 106,878,900 and 106,458,800 shares outstanding	353	351
Additional paid-in capital	797,097	790,742
Retained earnings	998,850	823,054
Accumulated other comprehensive income	1,984	57,903
Total stockholders’ equity	1,798,284	1,672,050
Total liabilities and stockholders’ equity	$2,663,464	$2,528,334

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Years Ended December 31,
	2002	2001	2000

Net revenues	$1,223,198	$1,160,676	$811,524
Cost of sales	545,625	508,534	371,781
Gross profit	677,573	652,142	439,743

Operating expenses:
Research and development	81,617	63,517	67,294
Selling, general and administrative	235,088	210,002	161,652
Amortization	61,316	75,875	55,215
Charge for asset impairment	—	147,596	—
Loss on assets held for disposition	30,188	53,833	—
Merger and related expenses	—	—	22,350
Charge for acquired in-process research and development	—	—	125,000
Total operating expenses	408,209	550,823	431,511
Operating income	269,364	101,319	8,232

Other income (expense):
Equity in losses of joint ventures	(3,750)	(4,281)	(2,461)
Gain (loss) on investments	(2,335)	65,338	358,561
Gain from legal settlement	32,000	60,517	—
Interest and other income, net	5,892	3,871	15,354
Interest expense	(22,081)	(27,812)	(24,284)
Total other income (expense), net	9,726	97,633	347,170

Income before income tax provision, extraordinary item and cumulative effect of change in accounting principle	279,090	198,952	355,402
Provision for income taxes	103,294	82,591	184,678
Income before extraordinary item and cumulative effect of change in accounting principle	175,796	116,361	170,724
Extraordinary loss on early retirement of debt, net of taxes of $730	—	—	(1,216)
Cumulative effect of change in accounting principle, net of taxes of $7,208	—	—	(12,013)
Net income	$175,796	$116,361	$157,495

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF INCOME (continued)

(In thousands, except per share amounts)

	Years Ended December 31,
	2002	2001	2000

Basic earnings per share:
Income before extraordinary item and cumulative effect of a change in accounting principle	$1.65	$1.10	$1.68
Extraordinary loss on retirement of debt, net of taxes	—	—	(0.01)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.12)
Net income	$1.65	$1.10	$1.55

Diluted earnings per share:
Income before extraordinary item and cumulative effect of a change in accounting principle	$1.64	$1.07	$1.65
Extraordinary loss on retirement of debt, net of taxes	—	—	(0.01)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.12)
Net income	$1.64	$1.07	$1.52

Weighted average shares outstanding:
Basic	106,675	106,130	101,430
Diluted	107,367	108,340	103,575

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$175,796	$116,361	$157,495
Reconciliation to net cash provided by (used in) operating activites:
Depreciation	25,260	25,350	16,194
Amortization	61,316	75,875	55,215
Asset impairment charge	—	147,596	—
Loss on assets held for disposition	—	45,346	—
Charge for acquired in-process research and development	—	—	125,000
Extraordinary loss on early retirement of debt	—	—	1,216
Cumulative effect of change in accounting principle	—	—	12,013
Deferred income tax (benefit) provision	(29,921)	1,659	(8,659)
Equity in losses of joint ventures	2,970	4,832	2,829
Realized (gain) loss on investments	2,335	(65,338)	(358,561)
Tax benefits related to exercises of stock options	1,240	9,575	28,556
Other	2,022	(3,484)	(10,379)
Changes in assets and liabilities:
Accounts receivable	(5,478)	(88,299)	80,225
Assets held for disposition	16,134	(25,833)	(19,921)
Inventories	(74,416)	(7,171)	(82,276)
Prepaid expenses and other current assets	(5,508)	(13,835)	(10,956)
Accounts payable and accrued expenses	17,803	(64,311)	(15,817)
Income taxes payable	101,692	51,204	(12,745)
Other assets	16,702	(8,841)	—
Total adjustments	132,151	84,325	(198,066)
Net cash provided by (used in) operating activities	307,947	200,686	(40,571)

CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment	(87,466)	(62,045)	(35,504)
Purchases of marketable securities	—	—	(44,170)
Proceeds from maturities of marketable securities	—	760	57,274
Acquisitions of product rights	(124,407)	(28,382)	(18,645)
Acquisition of business, net of cash acquired	—	—	(518,699)
Issuance of note receivable	—	(5,500)	(12,400)
Repayment of notes receivable	7,741	—	—
Proceeds from sales of marketable equity securities	9,087	68,027	383,439
Contingent payment related to acquisition of The Rugby Group	(5,500)	—	(23,407)
Additions to long-term investments	—	(11,001)	(17,807)
Other investing activities, net	(619)	(3,728)	1,164
Net cash used in investing activities	$(201,164)	$(41,869)	$(228,755)

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2002	2001	2000
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	$—	$6,700	$501,000
Principal payments on long-term debt	(68,393)	(52,748)	(365,949)
Payments on liability incurred for acquisitions of products and businesses	(7,083)	(7,642)	(15,000)
Proceeds from stock plans	5,117	22,410	109,727
Distributions to stockholders and other	—	—	(2,430)
Net cash (used in) provided by financing activities	(70,359)	(31,280)	227,348
Net increase (decrease) in cash and cash equivalents	36,424	127,537	(41,978)
Cash and cash equivalents at beginning of period	193,731	66,194	108,172
Cash and cash equivalents at end of period	$230,155	$193,731	$66,194

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest (including capitalized interest of $867, $6,448 and $7,048 during the years 2002, 2001 and 2000, respectively)	$20,158	$33,203	$26,530
Income taxes, net of refunds	$25,930	$24,575	$162,690

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisitions of businesses:
Fair value of assets acquired	$—	$—	$1,127,094
Less liabilities assumed	—	—	(384,875)
Less common shares issued	—	—	(217,057)
Less cash acquired	—	—	(6,463)
Net cash paid for acquisitions	$—	$—	$518,699

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

(In thousands)

	Years Ended December 31,
	2002	2001	2000
Common stock - shares outstanding:
Beginning balance	106,459	105,600	98,853
Exercise of stock options and warrants	364	859	1,330
Common stock issued under employee benefit plan	56	—	—
Acquisitions and other	—	—	5,417
Ending balance	106,879	106,459	105,600

Common stock - amount:
Beginning balance	$351	$348	$326
Exercise of stock options and warrants	2	3	4
Acquisitions and other	—	—	18
Ending balance	353	351	348

Additional paid-in capital:
Beginning balance	790,742	758,760	399,424
Exercise of stock options and warrants	3,914	22,407	109,723
Tax benefits related to exercise of stock options	1,201	9,575	28,556
Common stock issued under employee benefit plan	1,240	—	—
Acquisitions and other	—	—	221,057
Ending balance	797,097	790,742	758,760

Retained earnings:
Beginning balance	823,054	706,693	551,628
Net income	175,796	116,361	157,495
Distributions to stockholders	—	—	(2,430)
Ending balance	998,850	823,054	706,693

Accumulated other comprehensive income:
Beginning balance	57,903	82,168	107,530
Other comprehensive loss	(55,919)	(24,265)	(25,362)
Ending balance	1,984	57,903	82,168
Total stockholders’ equity	$1,798,284	$1,672,050	$1,547,969

Comprehensive income:
Net income	$175,796	$116,361	$157,495
Other comprehensive loss:
Unrealized holding (loss) gain on securities	(91,566)	27,458	332,067
Less related income taxes	36,626	(10,983)	(132,827)
Total unrealized (loss) gain on securities, net	(54,940)	16,475	199,240
Reclassification for gains included in net income	(1,567)	(65,338)	(358,561)
Less related income taxes	588	24,598	133,959
Total reclassification, net	(979)	(40,740)	(224,602)
Total other comprehensive loss	(55,919)	(24,265)	(25,362)
Total comprehensive income	$119,877	$92,096	$132,133

See accompanying Notes to Consolidated Financial Statements.

WATSON PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Description of Business

Watson Pharmaceuticals, Inc. (Watson or the Company) is primarily engaged in the development, manufacture, marketing, sale and distribution of branded and off-patent (generic) pharmaceutical products.  Watson was incorporated in 1985 and began operations as a manufacturer and marketer of off-patent pharmaceuticals.  Through internal product development and synergistic acquisitions of products and businesses, the Company has grown into a diversified specialty pharmaceutical company.  Currently, Watson markets more than 30 branded pharmaceutical products and approximately 130 generic pharmaceutical products.  The Company also develops advanced drug delivery systems designed to enhance the therapeutic benefits of existing drug forms.  Watson operates manufacturing, distribution, research and development and administrative facilities primarily in the United States of America (U.S.).

NOTE 2 - Summary of Significant Accounting Policies

Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S.  The consolidated financial statements include the accounts of wholly owned and majority-owned subsidiaries, after elimination of intercompany accounts and transactions.  Certain reclassifications, none of which affected net income or retained earnings, have been made to prior year amounts to conform to the current year presentation.

The Company completed its acquisition of Makoff R&D Laboratories, Inc. (Makoff) in November 2000, which was accounted for under the pooling of interests accounting method.  Accordingly, the accompanying consolidated financial statements include the results of operations of this business for all periods presented (as if the companies had always operated as one).

The Company also completed its acquisition of Schein Pharmaceutical, Inc. (Schein) in August 2000.  This transaction was accounted for under the purchase method of accounting, and accordingly, the accompanying consolidated financial statements include the results of operations of Schein from the date of acquisition.

Use of estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles.  Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements and accompanying notes.  The Company’s most significant estimates relate to the determination of allowances for accounts receivable, valuation of inventory balances, the determination of useful lives for intangible assets and the assessment of expected cash flows used in evaluating goodwill and other intangible assets for impairment.  The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain.  Watson’s actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty.

Fair value of other financial instruments

The fair values of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their carrying values due to their relatively short maturities.  Based on borrowing rates currently available to the Company, the carrying value of the variable rate debt approximates fair value.  The Company estimates the fair value of its fixed rate long-term obligations based on quoted market rates of interest and maturity schedules for similar issues.  The carrying value of these obligations approximates their fair value.

Inventories

 Inventories consist of finished goods held for distribution, raw materials and work in process.  Additionally, at December 31, 2002, the Company had approximately $28.5 million in inventory relating to products that are pending approval by the FDA or have not been launched due to contractual restrictions.  Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value).  We write down inventories to net realizable value based on forecasted demand and market conditions, which may differ from actual results.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation.  Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred.  Costs associated with internally developed software are accounted for in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1).  SOP 98-1 provides guidance for the treatment of costs associated with computer software development and defines those costs to be capitalized and those to be expensed.  The Company capitalizes interest on qualified construction projects.  At the time properties are retired from service, the cost and accumulated depreciation are removed from the respective accounts and the related gains or losses are reflected in income.

Depreciation expense is computed principally on the straight-line method, over estimated useful lives of the related assets.  The following table provides the estimated useful lives used for each asset type:

Computer software / hardware	3-5 years
Furniture and fixtures	5-10 years
Machinery and equipment	5-10 years
Buildings & building improvements	20-40 years

Leasehold improvements are amortized on the straight-line method over the shorter of the respective lease terms or the estimated useful life of the assets, and generally range from five to thirty years.

The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Investments

The Company has both marketable and non-marketable equity investments. The Company classifies its marketable equity investments as available-for-sale securities with net unrealized gains or losses recorded as a separate component of stockholders’ equity, net of any related tax effect. The non-marketable equity investments are accounted for under the equity-method when the Company can exert significant influence and ownership does not exceed 50%. Investments in which the Company owns less than a 20% interest and does not exert significant influence are accounted for using the cost-method if the fair value of such investments is not readily determinable.

Statement of Financial Accounting Standards No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities,” requires companies to determine whether a decline in fair value below the amortized cost basis is other than temporary.  If a decline in fair value is determined to be other than temporary, SFAS 115 requires the carrying value of the debt or equity security to be adjusted to its fair value.

Goodwill, product rights and other intangible assets

Goodwill is primarily related to the Company’s acquisitions of Schein in 2000 and The Rugby Group, Inc. in 1998. Product rights and other related intangible assets are stated at cost, less accumulated amortization, and are amortized on the straight-line method over their estimated useful lives ranging from three to twenty years.  The Company periodically reviews the original estimated useful lives of assets and makes adjustments when appropriate.

The Company evaluates its goodwill, product rights and other intangible assets for impairment by comparing the future undiscounted cash flows of the underlying assets to their respective carrying amounts.  Goodwill is tested annually for impairment.  Product rights and other intangible assets are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Revenue recognition

Effective January 1, 2000, the Company adopted Staff Bulletin 101 (SAB 101) issued by the Securities and Exchange Commission in December 1999.  The adoption of SAB 101 required Watson to change the methods in which revenue was recognized from product sales and research, development and licensing agreements.  Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer. Revenues recognized from research, development and licensing agreements (including milestone payments) are recorded on the “contingency-adjusted performance model,” which requires deferral of revenue until such time as contract milestone requirements, as specified in the individual agreements, have been met and cash has been received from the customer.  Thereafter, once contingencies for individual milestones (e.g. government approval of a New Drug Application) have been removed, revenue is recognized based on the percentage of completion method.

Provisions for sales returns and allowances

When the Company recognizes revenue from the sale of its products, an estimate of various sales returns and allowances is recorded which reduces product sales and accounts receivable. These adjustments include estimates for chargebacks, rebates, returns, and other sales allowances.  These provisions are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and current contract sales terms with wholesale and indirect customers. If the historical data and inventory estimates used to calculate these provisions does not properly reflect future activity, the Company’s financial position, results of operations and cash flows could be impacted.

Shipping and handling costs

The Company records shipping and handling costs in selling, general and administrative expenses.  Shipping and handling costs recorded in selling, general and administrative expenses were $14.0 million, $17.2 million and $12.0 million in 2002, 2001 and 2000, respectively.

Concentration of major customers and suppliers

For the year ended December 31, 2002, the Company’s four largest customers accounted for 21%, 16%, 11% and 11%, individually, of the Company’s net revenues.  For the year ended December 31, 2001, the Company’s three largest customers accounted for 15%, 14% and 11%, individually, of the Company’s net revenues. For the year ended December 31, 2000, the Company’s three largest customers accounted for 18%, 18% and 14%, individually, of the Company’s net revenues.

Certain of the Company’s finished products and raw materials are obtained from single source manufacturers and suppliers.  Although the Company seeks to identify more than one source for its various finished products and raw materials, loss of certain of these sources could have a temporary adverse effect on the Company’s results of operations, financial condition and cash flows. Third-party manufactured products accounted for approximately 47%, 43% and 37% of our product net revenues in 2002, 2001 and 2000, respectively.

Research and development activities

Research and development activities are expensed as incurred and consist of self-funded research and development costs and the costs associated with work performed under collaborative research and development agreements.  Research and development expenses include direct and allocated expenses.  Research and development expenses incurred under collaborative agreements were approximately $0.8 million, $1.0 million and $2.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Income taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates.  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings per share (EPS)

Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during a period.  Diluted earnings per share is based on the treasury stock method and is computed by dividing net income by the weighted average common shares and common share equivalents outstanding during the periods presented assuming the exercise of all in-the-money stock options.  Common share equivalents have been excluded where their inclusion would be anti-dilutive.  A reconciliation of the numerator and denominators of basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000 consisted of the following (in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001	2000

Numerator:
Net income	$175,796	$116,361	$157,495
Denominator:
Basic weighted average common shares outstanding	106,675	106,130	101,430
Effect of dilutive stock options	692	2,210	2,145
Diluted weighted average common shares outstanding	107,367	108,340	103,575

Basic earnings per share	$1.65	$1.10	$1.55

Diluted earnings per share	$1.64	$1.07	$1.52

Stock options to purchase 11.0 million, 1.8 million and 0.3 million common shares in 2002, 2001 and 2000 respectively, were outstanding but not included in the computation of diluted EPS because the option exercise price was greater than the average market price of the common shares.

Concentration of credit risk

The Company is subject to a concentration of credit risk with respect to its accounts receivable balance, all of which is due from wholesalers, distributors, chain drug stores and service providers in the health care and pharmaceutical industries throughout the U.S.  Approximately 72% and 65% of the trade receivable balance represented amounts due from four customers at December 31, 2002 and 2001, respectively. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential uncollectible accounts.  Actual losses from uncollectible accounts have been minimal.

Stock-based compensation

The Company applies the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).  SFAS 123 establishes the financial accounting and reporting standards for stock-based compensation plans.  As SFAS 123 permits, the Company elected to continue accounting for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations.  APB 25 requires compensation expense to be recognized for stock options when the market price of the underlying stock exceeds the exercise price of the stock option on the date of the grant.

The Company applies APB 25 in accounting for its stock option plans and, accordingly, no compensation expense has been recognized for the options in the accompanying consolidated financial statements.  Had the Company determined compensation expense using the fair value method prescribed by SFAS 123, the Company’s net income and earnings per share would have been as follows (in thousands, except EPS amounts):

	Years Ended December 31,
	2002	2001	2000

Net income	$175,796	$116,361	$157,495
Compensation expense	48,182	22,730	25,316
Tax effect of compensation expense	(17,833)	(9,436)	(13,156)
Pro forma net income	$145,447	$103,067	$145,335

Basic EPS - as reported	$1.65	$1.10	$1.55
Basic EPS - pro forma	$1.36	$0.97	$1.43

Diluted EPS - as reported	$1.64	$1.07	$1.52
Diluted EPS - pro forma	$1.35	$0.95	$1.40

Weighted average shares outstanding:
Basic	106,675	106,130	101,430
Diluted	107,367	108,340	103,575

The weighted average fair value of the options has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000, respectively:  no dividend yield; expected volatility of 38%, 65% and 58%; risk-free interest rate of 4.21%, 4.78% and 6.09% per annum; and expected terms of 5.1 years, 4.6 years and 5.9 years.  Weighted averages are used because of varying assumed exercise dates.

Comprehensive income

Comprehensive income includes all changes in equity during a period except those that resulted from investments by or distributions to a company’s stockholders.  Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income, but excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.  Watson’s other comprehensive income is comprised of unrealized holding gains and losses on its publicly traded equity securities, net of realized gains included in net income.

Recent accounting pronouncements

In January 2001, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The Company adopted the provisions of SFAS No. 144 on January 1, 2002, which had no material impact on the Company’s results of operations or financial position.

As of December 31, 2002, the Company accounted for Steris Laboratories, Inc. (Steris), its injectable pharmaceutical manufacturing facility, as an asset held for sale (see further discussion of Steris in Note 3 in the accompanying Notes to Consolidated Financial Statements).  This asset was included on Watson’s Consolidated Balance Sheets at its estimated fair value and the related expenses of the facility were included as loss on assets held for disposition on Watson’s Consolidated Statements of Income. If Watson is unable to complete a sale transaction or obtain a binding offer for the Steris facility in the near term, the Company will reclassify the asset and it will be accounted for as held and used in accordance with SFAS No. 144.  As such, the components of the asset will be classified to their respective balance sheet accounts, and the expenses of the facility will be recorded as cost of sales and selling, general and administrative expenses as appropriate.

In April 2002, the FASB issued SFAS No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”  SFAS No. 145 recinds SFAS No. 4 and SFAS No. 64, which relate to the extinguishment of debt, recinds No. 44 relating to the accounting for intangible assets of motor carriers, and amends SFAS No. 13 relating to the accounting for leases.  SFAS No. 145 also amends certain other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.  The Company believes that the adoption of SFAS No. 145 will not have a material impact on its results of operations or financial position.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  SFAS No. 146 requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under previous guidance.  This statement is effective for exit or disposal activities initiated after December 31, 2002.  The Company believes that the adoption of SFAS No. 146 will not have a material impact on its results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45).  FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of an obligation assumed under the guarantee.  FIN 45 also requires significant new disclosures, in both interim and annual financial statements, by a guarantor, about obligations associated with guarantees issued.  FIN 45 disclosure requirements are effective for fiscal year ended December 31, 2002 and the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.  At December 31, 2002, the Company had no guarantees outstanding.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”  SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The Company has not adopted the fair value based method of accounting for stock-based compensation.

NOTE 3 – Acquisitions of Products and Businesses

Acquisitions of product rights

In January 2002, Watson acquired the U.S. rights to Actigall® (ursodiol USP capsules) from Novartis Pharmaceuticals Corporation (Novartis).  Actigall® contains ursodiol, a naturally occurring bile acid.  The product was introduced in the U.S. in 1988.  Actigall® is indicated for the dissolution of certain types of gallbladder stones and the prevention of gallstone formation in obese patients experiencing rapid weight loss.  The Company paid approximately $70 million in cash for the rights to Actigall®.

In August 2002, Watson acquired the exclusive U.S. rights to the 30mg and 60mg dosage strengths of extended release nifedipine tablets (nifedipine ER) from Elan Corporation, PLC (Elan).  Nifedipine ER is the generic version of Bayer AG’s Adalat CC®, indicated for the treatment of hypertension.  Watson paid approximately $42 million in cash for the rights to nifedipine ER.

The Company periodically makes certain investments in product rights.  These consist primarily of certain contingent and scheduled payments related to product right acquisitions.  The contingent payments are based on the achievement of certain net sales amounts and other factors.  Total cash payments for such investments in product rights were approximately $12.2 million and $28.4 million for 2002 and 2001, respectively and were recorded as additions to product rights and other intangibles on the Company’s Consolidated Balance Sheets.

Acquisition of Schein Pharmaceutical, Inc.

During the third quarter of 2000, Watson completed its acquisition of Schein.  Schein had a branded business focused in the area of Nephrology for the management of iron deficiency and anemia and developed, manufactured and marketed a broad line of generic products.

The aggregate purchase price of $825 million to acquire all the outstanding Schein shares consisted of (a) approximately $510 million in cash, (b) the issuance of approximately 5.4 million Watson common shares with a market value of approximately $300 million, and (c) direct transaction costs of approximately $15 million.

In addition, short-term liabilities with a fair value of approximately $375 million (principally long-term debt that was subsequently retired) and long-term liabilities with a fair value of approximately $5 million were assumed by the Company.  Watson accounted for this acquisition under the purchase method of accounting.  Accordingly, Schein’s results of operations are included in the consolidated financial statements from the date of acquisition.

Approximately $500 million of the purchase price was allocated to Schein’s existing product rights.  These product rights are amortized using the straight-line method over periods of two to 20 years, with the weighted average life approximating 19.5 years.  The remaining excess of the purchase consideration over the fair value of the tangible net assets acquired of approximately $400 million was recorded as goodwill, which, through December 31, 2001, was amortized using the straight-line method over 25 years.  In 2002, the Company ceased to amortize goodwill, and instead, tested goodwill for potential impairment.  See Note 8.

The Company allocated a portion of the purchase price to in-process research and development (IPR&D).  IPR&D represents ongoing research and development projects acquired by the Company for products that have not been approved for commercial sale by the U.S. Food and Drug Administration (FDA) and would have no alternative future use.  Under the purchase method of accounting, IPR&D is not an asset and, accordingly, the $125 million of the total purchase price of Schein that was determined to be IPR&D was charged to expense at the date of acquisition.

The Company used independent professional valuation consultants to assist in the assessment and allocation of values to IPR&D. The value of each project was determined using discounted cash flow models.  The IPR&D charge related to approximately 30 generic product development projects, of which three accounted for approximately 46% of the total charge. At the date of acquisition, the Company believed that the assumptions used in the valuation process were reasonable.  As of December 31, 2002, approximately 80% of the projects had been launched or abandoned, and the remaining projects were still in development.

The following summarized, unaudited pro forma results of operations for the year ended December 31, 2000  assumes that the acquisition had been effective as of January 1, 2000 (in thousands, except diluted earnings per share):

Net revenues	$1,004,600
Income before extraordinary item and accounting change	$112,442
Net income	$99,215
Diluted earnings per share	$0.96

In connection with the acquisition of Schein, the Company acquired two injectable pharmaceutical manufacturing facilities, Steris, located in Phoenix, Arizona, and Marsam Pharmaceuticals, Inc. (Marsam), located in Cherry Hill, New Jersey.  At the completion of this acquisition, the Company decided to dispose of the Steris and Marsam facilities and reported these facilities as assets held for disposition.  The Company recorded assets held for disposition at estimated fair value (as determined through independent appraisers) and included anticipated costs of preparing the assets for disposal.

Following unsuccessful negotiations with several potential buyers, Watson closed Marsam in the first quarter of 2001.  The Company wrote down the Marsam assets to estimated liquidation value and recorded additional severance and closure costs of $6.3 million, all of which were paid by December 31, 2001.  The Company also realized a $65 million tax benefit associated with the liquidation of Marsam, which was reclassified from assets held for disposition to current deferred tax assets.  The Company sold certain of the Marsam properties during 2002.  At December 31, 2002, the Company had approximately $6 million of property related to Marsam and approximately $22 million of inventories and approximately $1 million of other assets related to Steris, as held for sale.  The Company intends to continue its efforts to dispose of the remaining Marsam property and the Steris facility through sale or otherwise.

In July 2001, Watson began to classify all operating expenses related to its Steris and Marsam facilities as loss on assets held for disposition in its Consolidated Statements of Income.  For the year ended December 31, 2002, Watson incurred $30.2 million of operating expenses related to assets held for disposition.  During the period from July 2001 to December 2001, Watson incurred $8.4 million of operating expenses and recorded a write down of $45.4 million to adjust the carrying value of certain assets held for disposition to current estimated fair value.  Such write down to estimated fair value was based upon negotiations involving the sale or other disposition of this facility.

Acquisition of Makoff R&D Laboratories, Inc.

In November 2000, Watson completed its acquisition of Makoff, a developer, licensor and marketer of pharmaceutical products and medical foods related to the management of kidney disease.  Under the terms of the merger agreement, each share of Makoff common stock was converted into the right to receive 1.9555 of a share of Watson’s common stock.  Accordingly, Watson issued approximately 2.8 million common shares, having a market value of approximately $155 million on the date of acquisition, in exchange for all the outstanding shares of Makoff.  The acquisition was accounted for as a pooling of interests for accounting purposes.  Accordingly, Makoff’s results of operations are included in Watson’s

accompanying Consolidated Financial Statements of Income as if the two companies had always operated as one.   The transaction qualified as a tax-free merger for federal income tax purposes.

In 2000, the Company recorded a special charge of $22.4 million for certain merger and related expenses associated with the Makoff acquisition.  This charge consisted of transaction costs for investment banking fees, professional fees, printing and other costs of $13.6 million and closure costs of $8.8 million.  The $8.8 million consisted of employee termination costs for approximately 50 employees ($4.7 million) which were paid pursuant to existing employment agreements, asset impairment costs ($2.5 million) and lease and contract termination costs ($1.6 million).  As of December 31, 2001, the Company had paid all material transaction and closure costs and had written off the applicable assets.

Combined and separate selected financial data of Watson and Makoff for the year ended December 31, 2000 consisted of the following (in thousands):

	Watson	Makoff	Adjustments	Combined

Net revenues	$796,504	$20,774	$(5,754)	$811,524
Net income	$159,450	$2,130	$(4,085)	$157,495

Prior to its merger with Watson, Makoff was taxed as an “S” Corporation.  All Makoff income, losses, gains and credits were passed through to the Makoff stockholders.  Accordingly, no income tax provision was included in the consolidated financial statements related to Makoff’s income prior to its merger with Watson.  If Makoff’s pretax earnings for the year ended December 31, 2000 had been taxed at Watson’s historic effective tax rate, the Company’s diluted earnings per share, on a pro forma basis, would have been $1.51.  Makoff made distributions to its stockholders, before its merger with Watson, totaling $2.4 million in 2000.  Watson has not made distributions to its stockholders since its initial public offering in 1993 and does not anticipate doing so in the foreseeable future.

Integration charge

In connection with the Company’s integration of acquired businesses, in the fourth quarter of 2000, Watson commenced several initiatives to rationalize its product lines and evaluate certain production and administrative facilities.  As a result of these actions, the Company recorded a pretax charge of $22.2 million in the fourth quarter of 2000.  These charges included inventory write-downs of $19.9 million charged to cost of sales, $1.4 million related to discontinued research and development commitments, $0.6 million of severance costs related to the termination of approximately 20 employees and $0.3 million of lease termination costs.  The Company completed these initiatives during 2001.

Transaction with Genelabs Technologies, Inc.

In November 2000, Watson entered into a collaboration and license agreement with Genelabs Technologies, Inc (Genelabs).  Genelabs granted the Company an exclusive license for North American rights to the proprietary product, Prestara™ (formerly Aslera™), an investigational drug with an indication for the prevention of osteoporosis in women with systemic lupus erythematosus (SLE or lupus).  Genelabs trades on the Nasdaq National Market System under the symbol GNLB.

In exchange for the rights to Prestara™, Watson paid a non-refundable license fee of $10 million and also acquired three million shares of Genelabs’ common stock and a warrant to purchase 500,000 shares of Genelabs’common stock at $6.85 per share.  The license fee and the difference between the price Watson paid to acquire the Genelabs’ common stock and warrant and the fair value of the securities on the date of purchase, which approximated $3.4 million, were charged to research and development expense in the fourth quarter of 2000.  In connection with this agreement, Watson also agreed to make certain contingent payments aggregating $45 million upon FDA approval of certain indications of Prestara™.  In addition, Watson will pay royalties to Genelabs on net sales of Prestara™ and the companies will share future co-marketing rights.

NOTE 4 – Asset Impairment Charge

In June 1997, Watson acquired from Rhone-Poulenc Rorer, Inc. and certain of its affiliates (collectively, RPR) the exclusive U.S. and certain worldwide marketing, sales and distribution rights to Dilacor® XR and its generic equivalent for $190 million in cash and future royalties.  The Company and RPR entered into a supply agreement whereby RPR was to provide Watson with all of its inventory requirements for Dilacor® XR and its generic equivalent through June 2000.  Subsequent to the acquisition of the product rights, Watson experienced supply interruptions from this third party supplier and received only intermittent releases of these products.  These supply interruptions caused the Company’s revenues and gross margins from Dilacor® XR and its generic equivalent to deteriorate.

During 2001, revenues and gross profit from Dilacor® XR declined significantly from prior year levels.  Based upon this sales trend, the Company performed an evaluation in the third quarter 2001 of current market share and forecasted sales for the product and determined that such declines were not a temporary condition.  Watson evaluated the recoverability of its Dilacor® XR product rights in accordance with Statement of Financial Accounting Standard No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”  The Company determined that the future estimated undiscounted cash flows of Dilacor® XR were below the carrying amount of the underlying product rights.  During the third quarter of 2001, Watson adjusted the carrying value of the Dilacor® XR product rights to their estimated fair value of $11.5 million.  This resulted in a noncash asset impairment charge of approximately $147.6 million, or $0.85 per diluted share, after tax.  Watson estimated the fair value of the Dilacor® XR product rights based on forecasted future net cash flows, discounted by the Company’s investment hurdle rate used for evaluating product right acquisitions.

NOTE 5 – Marketable Securities

Marketable securities include Watson’s investment in the common stock of Andrx Corporation – Andrx Group (Andrx) and Dr. Reddy’s Laboratories, Limited (Dr. Reddy).  The Company accounts for these investments at fair value as available-for-sale securities.  Unrealized gains and losses related to holdings of marketable securities are reported in accumulated other comprehensive income in the stockholders’ equity section of the consolidated balance sheets.  Realized gains and losses related to the sale of marketable securities are reported in the consolidated statements of income.

Andrx is primarily engaged in the formulation and commercialization of controlled-release pharmaceutical products using proprietary drug delivery technologies.  Andrx common stock trades on the Nasdaq National Market System under the symbol ADRX.  As of December 31, 2002, Watson owned approximately 1.5 million shares of Andrx common stock (approximately 2% of the total shares of Andrx common stock then outstanding) with a fair value of $22.5 million. The unrealized gain on the Company’s investment in Andrx was $11.0 million and $62.4 million (net of income taxes of $7.4 million and $41.6 million) at December 31, 2002 and 2001, respectively.

Watson sold no shares of Andrx common stock during the year ended December 31, 2002.  During the years ended December 31, 2001 and 2000, Watson sold approximately 1.1 million and 7.3 million shares of Andrx common stock and recorded a pre-tax gain of $65.3 million and $358.6 million, respectively.

Dr. Reddy is a developer and manufacturer of active pharmaceutical ingredients and pharmaceutical products.  Dr. Reddy’s common stock trades on the Bombay Stock Exchange (BSE) and on the New York Stock Exchange in the form of American Depositary Shares.  As of December 31, 2002, Watson owned approximately 1.0 million shares of Dr. Reddy common stock (approximately 1.5% of the total shares of Dr. Reddy common stock then outstanding) with a fair value of $20.1 million, which is tradable only on the

BSE.  The unrealized gain on the Company’s investment in Dr. Reddy was $3.0 million and $4.0 million (net of income taxes of $2.0 million and $2.7 million), at December 31, 2002 and 2001, respectively.

During the year ended December 31, 2002, Watson sold approximately 400,000 shares of Dr. Reddy common stock and recorded a pre-tax gain of $1.6 million.  The Company did not sell any of its shares of Dr. Reddy common stock during the years ended December 31, 2001 and 2000.

The fair value of marketable securities consisted of the following:

	December 31,
	2002	2001
	(in thousands)
Marketable securities:
Equity Securities:
Cost	$19,124	$24,889
Gross unrealized gain	23,525	110,799
Fair value	42,649	135,688
Total marketable securities	$42,649	$135,688

NOTE 6 - Balance Sheet Components

Selected balance sheet components consisted of the following:

	December 31,
	2002	2001
	(in thousands)

Inventories:
Raw materials	$114,558	$86,844
Work-in-process	55,029	56,377
Finished goods	157,154	109,104
Total inventories	$326,741	$252,325

Property and equipment:
Buildings and improvements	$136,877	$87,276
Leasehold improvements	24,217	20,185
Land and land improvements	11,876	11,876
Machinery and equipment	140,313	127,645
Research and laboratory equipment	36,378	34,318
Furniture and fixtures	14,733	8,703
Construction in progress	70,671	61,256
Total property and equipment, gross	435,065	351,259
Less accumulated depreciation	(137,728)	(116,348)
Total property and equipment, net	$297,337	$234,911

Accounts payable and accrued expenses:
Trade accounts payable	$86,953	$63,425
Accrued payroll, severance and related benefits	36,845	40,364
Accrued third-party rebates	19,307	19,805
Royalties payable	8,331	15,130
Deferred income	8,177	9,134
Merger costs	—	449
Other accrued expenses	18,199	11,502
Total accounts payable and accrued expenses	$177,812	$159,809

NOTE 7 - Investments and Other Assets

Investments and other assets consisted of the following:

	December 31,
	2002	2001
	(in thousands)

Investment in joint ventures	$30,507	$33,297
Other long-term investments	24,648	26,077
Other assets	20,280	53,712
Total investments and other assets	$75,435	$113,086

Investment in joint ventures

The Company’s investments in joint ventures consisted primarily of its investments in Somerset Pharmaceuticals, Inc (Somerset) and ANCIRC Pharmaceuticals (ANCIRC).  Watson accounts for its joint ventures using the equity-method.

 Somerset, a joint venture in which Watson and Mylan Laboratories, Inc. both hold a fifty percent interest, manufactures and markets the product Eldepryl®, which is used in the treatment of Parkinson’s disease and is engaged in the development of alternative indications for selegeline (the active compound in Eldepryl®.)  The Company recorded a loss from Somerset’s operations of $5.2 million, $4.6 million and $2.4 million in 2002, 2001 and 2000 respectively.  The Somerset joint venture results reported by Watson consist of 50% of Somerset’s earnings and management fees, offset by the amortization of goodwill, the excess of the cost of this investment over its fair value, in 2001 and 2000.  The goodwill balance related to this investment was $2.5 million at December 31, 2002 and 2001, and $3.5 million at December 31, 2000.  Prior to 2002, such goodwill was amortized using the straight-line basis over 15 years.  Effective January 1, 2002, the Company discontinued the amortization of goodwill (see Note 8).

ANCIRC is a joint venture in which Watson and Andrx Corporation allocate capital contributions, distributions and net income or losses equally.  ANCIRC was established for the development, manufacture and sale of bioequivalent controlled-release pharmaceuticals.  ANCIRC currently markets and sells two of these products.  The Company recorded immaterial losses from ANCIRC’s operations in 2000 and 2001 and income from operations of $2.2 million in 2002.

Other assets and long-term investments

Other assets include security and equipment deposits, deferred bank fees and various notes receivable.  Notes receivable consisted primarily of a term loan extended to Halsey Drug Company, Inc. (Halsey) as part of various strategic alliances, which include the negotiation of a manufacturing and supply agreement and the purchase of certain product rights.  During December 2002, Watson and Halsey amended the terms of the loan agreement.  The amended term loan consists of principal of $21.4 million and bears interest at prime plus 4.5% maturing on March 31, 2006.  The note is collateralized by a first lien on all of Halsey’s assets and is senior to all other indebtedness incurred by Halsey.  In consideration for the amendment, Halsey issued to Watson warrants to purchase common stock.  The warrants were valued at fair value of $10.8 million and the related receivable was reduced by the fair value of the warrants.

Other long-term investments consist primarily of the warrants from Halsey (previously discussed), Watson’s investment in Genelabs, a publicly held biopharmaceutical company, Amarin Corporation plc, a publicly held specialty pharmaceutical company, and Trylon Corporation, a private medical products firm.  At December 31, 2002, these investments had a total cost of $37.3 million and a total fair value of $24.6 million.  The difference between the cost and fair value results in an unrealized loss, primarily attributable to Genelabs, which is included in other comprehensive income at December 31, 2002.

NOTE 8 – Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 requires goodwill and indefinite-lived intangible assets to be tested for impairment annually and written off when impaired, rather than being amortized as previous standards required.

Watson tests its goodwill and intangible assets with indefinite lives by comparing the fair value of each of the Company’s reporting units to the respective carrying value of the reporting units.  The Company’s reporting units have been identified by Watson as branded and generic pharmaceutical products.  The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.  Under SFAS No. 142, goodwill is considered impaired if the carrying amount exceeds the fair value of the asset.  During the second quarter of 2002, the Company performed this assessment and determined there was no indication of goodwill impairment.

A reconciliation of reported net income and basic and diluted earnings per share, assuming SFAS No. 142 was applied retroactively, is as follows (in thousands, except for earnings per share):

	Years Ended December 31,
	2002	2001	2000

Net income as reported	$175,796	$116,361	$157,495
Add back:
Goodwill amortization	—	20,237	10,195
Adjusted net income	$175,796	$136,598	$167,690

Basic earnings per share:
Net earnings as reported	$1.65	$1.10	$1.55
Goodwill amortization	—	0.19	0.10
Adjusted net earnings	$1.65	$1.29	$1.65

Diluted earnings per share:
Net earnings as reported	$1.64	$1.07	$1.52
Goodwill amortization	—	0.19	0.10
Adjusted net earnings	$1.64	$1.26	$1.62

At December 31, 2002, goodwill for the Company’s reporting units consisted of the following (in thousands):

	December 31,
	2002	2001

Branded pharmaceutical products	$358,798	$358,798
Generic pharmaceutical products	87,490	84,190
Total goodwill	$446,288	$442,988

During 2002, the Company made a $5.5 million contingent payment related to the acquisition of the Rugby Group.  This payment was recorded as an addition to goodwill under the generic pharmaceutical products reporting unit.  In addition, during 2002, as the result of the favorable resolution of a tax issue related to the Schein acquisition, the Company reduced goodwill of the branded segment by $2.2 million.

Other intangible assets consist primarily of product rights.  The original cost and accumulated amortization of these intangible assets is as follows (in thousands):

	December 31,
	2002	2001

Product rights and related intangibles	$1,107,200	$984,771
Less accumulated amortization	(218,173)	(158,835)
Total product rights and related intangibles, net	$889,027	$825,936

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the assets, annual amortization expense on product rights and related intangibles is estimated to be approximately $62 million in 2003 and $60.5 million in each of 2004, 2005, 2006 and 2007.  The Company’s current product rights and related intangibles have a weighted average useful life of approximately nineteen years.

NOTE 9 – Long-Term Debt

Long-term debt consisted of the following:

	December 31,
	2002	2001
	(in thousands)
Term loan facility, due 2005	$265,928	$333,402
Senior unsecured notes, 7.125%, face amount of $150 million, due 2008	149,023	148,874
Other notes payable	286	1,529
Total debt	$415,237	$483,805
Less current portion	(83,360)	(68,102)
Total long-term debt	$331,877	$415,703

In July 2000, the Company negotiated a credit agreement that provided for a $500 million term loan facility and a $200 million revolving credit facility for working capital and other needs.  Concurrent with the acquisition of Schein, in July 2000 the Company borrowed $500 million through the term loan facility.  The interest rate under this credit agreement is based on a margin over the London Interbank Offered Rate (LIBOR).  The margin is determined based on a leverage test, with the margin increasing and decreasing in 1/8% increments based on an interest rate grid.  The interest rate is subject to adjustment each quarter, based on a leverage ratio.  The LIBOR rate, which is subject to market fluctuations, may also change.  At December 31, 2002, the interest rate on this credit agreement was approximately 2.5%.  Watson is subject to certain financial and operational covenants, all of which, as of December 31, 2002, the Company was in compliance.  As of December 31, 2002, the Company had not drawn any funds from the $200 million revolving credit facility.

In May 1998, Watson issued $150 million of 7.125% senior unsecured notes (1998 Senior Notes).  These notes are due in May 2008, with interest only payments due semi-annually in May and November, but may be redeemed earlier under certain circumstances.  Pursuant to the indenture under which the notes were issued, Watson is subject to certain financial and operational covenants, all of which, as of December 31, 2002, the Company was in compliance.

Annual maturities of long-term debt are as follows: $83.4 million in 2003, $99.4 million in 2004, $83.4 million in 2005, $12,000 in 2006, $13,000 in 2007 and $150.0 million in 2008.

NOTE 10 – Gain from Legal Settlement

On April 1, 2002, the Company reached a settlement with Bristol-Myers Squibb (BMS) resolving all outstanding disputes between the companies related to buspirone.  As a result of the settlement, Watson recorded a non-recurring gain of $32 million during the second quarter of 2002.  In addition, BMS reimbursed the Company for certain expenses associated with the litigation.  In 2001 the Company reached a settlement with Aventis Pharma AG related to Dilacor® XR (diltiazem) and its generic equivalent and, as a result, recorded a non-recurring gain of $60.5 million.

NOTE 11 - Income Taxes

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2002	2001	2000

Current provision:
Federal	$127,446	$73,155	$138,129
State	5,769	7,777	15,178
Total current provision	133,215	80,932	153,307

Deferred provision (benefit):
Federal	(28,442)	1,563	33,014
State	(1,479)	96	(1,643)
Total deferred provision (benefit)	(29,921)	1,659	31,371

Total provision for income taxes	$103,294	$82,591	$184,678

The exercise of certain stock options resulted in a tax benefit and has been reflected as a reduction of income taxes payable and an increase to additional paid-in capital.  Such benefits recorded were $1.6 million, $9.6 million and $11.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.  Income taxes of $1 million have been provided for the possible distribution of approximately $17.7 million of undistributed earnings related to the Company’s investments in joint ventures.

Reconciliations between the statutory federal income tax rate and the Company’s effective income tax rate were as follows:

	Years Ended December 31,
	2002	2001	2000

Federal income tax at statutory rates	35%	35%	35%
State income taxes, net of federal benefit	1%	2%	2%
Merger costs, capitalized for tax purposes	0%	0%	2%
Amortization of goodwill	0%	4%	0%
IPR&D costs, capitalized for tax purposes	0%	0%	12%
Other	1%	1%	1%
Effective income tax rate	37%	42%	52%

Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable tax rates.  The significant components of the Company’s net deferred tax assets and (liabilities) consisted of the following:

	December 31,
	2002	2001
	(in thousands)
Benefits from NOL carryforwards	$17,560	$17,675
Benefits from charitable contribution carryforwards	14,606	—
Benefits from tax credit carryforwards	3,466	3,466
Differences in financial statement and tax accounting for:
Inventories, receivables and accruals	87,116	56,453
Property, equipment and intangible assets	(150,147)	(139,589)
Investments in joint ventures	(1,438)	(1,448)
Non-compete agreement	5,792	7,362
Unrealized holding gains on securities	(10,432)	(47,068)
Other	427	2,210
Total deferred tax liability, gross	(33,050)	(100,939)
Less valuation allowance	(6,828)	(6,828)
Total deferred tax liability, net	$(39,878)	$(107,767)

A valuation allowance has been established due to the uncertainty of realizing certain net operating loss (NOL) carryforwards and a portion of the other deferred tax assets.  The Company had NOL carryforwards at December 31, 2002 of approximately $1.0 million for federal income tax purposes and an aggregate of approximately $254 million for state income tax purposes. Due to restrictions imposed as a result of ownership changes to acquired subsidiaries, the amount of NOL carryforwards available to offset future taxable income is subject to limitation.  The annual NOL utilization may be further limited if additional changes in ownership occur.  The Company also has research tax credit carryforwards of $3.5 million.  The Company’s NOL and credit carryforwards will begin to expire in 2003, if not utilized.

NOTE 12 - Stockholders’ Equity

Preferred stock

In 1992, the Company authorized 2.5 million shares of no par preferred stock.  The Board of Directors has the authority to fix the rights, preferences, privileges and restrictions, including but not limited to, dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences without vote or action by the stockholders.  Watson has not issued any preferred stock.

Employee stock purchase plan

The Company currently has an employee stock purchase plan (ESPP) for eligible employees to purchase shares of the Company’s common stock at 85% of the lower of the fair market value of Watson common stock on the effective date of subscription or the date of purchase.  Under the ESPP, employees can authorize the Company to withhold up to 15% of their compensation during any offering period for common stock purchases, subject to certain limitations.  The ESPP was implemented on January 1, 2002 and is qualified under Section 423 of the Internal Revenue Code.  The Board of Directors authorized an aggregate of 500,000 shares of the Company’s common stock for issuance under the ESPP.  As of December 31, 2002, a total of 55,939 shares have been issued under the plan.

Stock option plans

The Company has adopted several stock option plans, all of which have been approved by the Company’s shareholders, that authorize the granting of options to purchase the Company’s common shares subject to certain conditions.  At December 31, 2002, the Company had reserved 14.7 million of its common shares for issuance upon exercise of options granted or to be granted under these plans.  The options are granted at the fair value of the shares underlying the options at the date of the grant and generally become exercisable over periods ranging from three to five years and expire in ten years.  In conjunction with certain of the Company’s acquisitions, Watson assumed stock option and warrant plans from the acquired companies.  The options and warrants in these plans were adjusted by the individual exchange ratios specified in each transaction.  No additional options or warrants will be granted under any of the assumed plans.

A summary of the Company’s stock option plans as of December 31, 2002, 2001 and 2000, and for the years then ended consisted of the following (shares in thousands):

	Years Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning	12,405	$36.31	7,972	$32.28	7,194	$27.11
Granted	1,797	26.33	5,967	40.66	2,711	46.47
Exercised	(364)	10.79	(839)	26.98	(1,262)	23.33
Cancelled	(1,292)	38.61	(695)	41.04	(671)	36.92
Outstanding, ending	12,546	$35.28	12,405	$36.31	7,972	$32.28

Weighted average fair value of options granted	$10.75		$21.49		$21.38

Options exercisable, end of year	5,586	$31.45	4,097	$26.61	3,727	$23.09

The following table summarizes information about stock options outstanding at December 31, 2002 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$4.06 to $27.84	3,241	5.6	$20.49	1,902	$17.16
$27.88 to $30.42	3,313	6.4	$28.32	1,188	$28.36
$30.55 to $48.90	3,327	6.6	$40.78	1,815	$39.80
$48.93 to $69.34	2,665	8.1	$55.06	681	$54.55

Total	12,546	6.6	$35.28	5,586	$31.45

NOTE 13 – Operating Segments

Watson has two reportable operating segments: branded and generic pharmaceutical products.  The branded products segment includes the Company’s lines of Women’s Health, Urology/General Products and Nephrology products.  During 2002, the Company combined its Urology and General and Pain Management Products divisions.  Watson has aggregated its branded product lines in a single segment because of similarities in regulatory environment, manufacturing processes, methods of distribution and types of customer.  This segment includes patent-protected products and trademarked generic products that Watson promotes directly to healthcare professionals as branded pharmaceutical products.  The generic products segment includes off-patent pharmaceutical products that are therapeutically equivalent to proprietary products.  The Company sells its branded and generic products primarily to pharmaceutical wholesalers, drug distributors and chain drug stores.

The accounting policies of the operating segments are the same as those described in Note 2 in accompanying Notes to Consolidated Financial Statements.  Watson primarily evaluates the performance of its operating segments based on net revenues and gross profit.  The “other” classification consists primarily of contingent payments received from a legal dispute and revenues from research, development and licensing fees.  The Company does not report depreciation expense, total assets, and capital expenditures by segment as such information is not used by management, nor accounted for at the segment level.  Net revenues and gross profit information for the Company’s operating segments consisted of the following (in thousands):

	Years Ended December 31,
	2002	2001	2000

Net revenues:
Branded pharmaceutical products	$649,495	$551,558	$422,983
Generic pharmaceutical products	537,450	597,398	370,809
Other	36,253	11,720	17,732
Total net revenues	$1,223,198	$1,160,676	$811,524
Gross profit:
Branded pharmaceutical products	$514,514	$423,254	$338,056
Generic pharmaceutical products	126,806	217,168	83,955
Other	36,253	11,720	17,732
Total gross profit	$677,573	$652,142	$439,743

NOTE 14 - Commitments and Contingencies

Facility and equipment leases

The Company has entered into operating leases for certain facilities and equipment.  The terms of the operating leases for the Company’s facilities require the Company to pay property taxes, normal maintenance expenses and maintain minimum insurance coverage.  Total rental expense for operating leases in 2002, 2001 and 2000 was $9.7 million, $10.3 million and $8.5 million, respectively.

At December 31, 2002, future minimum lease payments under all non-cancelable operating leases consisted of approximately $8.5 million in 2003, $6.5 million in 2004, $5.6 million in 2005, $3.0 million in each of 2006 and 2007 and $18.6 million thereafter.

Employee retirement plans

The Company maintains certain defined contribution retirement plans covering substantially all employees.  The Company contributes to the plans based upon the employee contributions.  Watson’s contributions to these retirement plans were $4.5 million in each of the years ended December 31, 2002 and 2001 and $2.7 million in the year ended December 31, 2000.

Legal matters

Phen-fen litigation.  Beginning in late 1997, a number of product liability suits were filed against Watson, The Rugby Group (Rugby) and certain other Watson affiliates, as well as numerous other manufacturing defendants, for personal injuries allegedly arising out of the use of phentermine hydrochloride.  The plaintiffs allege various injuries, ranging from minor injuries and anxiety to heart damage and death.  As of February 15, 2003, approximately 150 cases were pending against Watson and its affiliates in numerous state and federal courts.  Most of the cases involve multiple plaintiffs, and several were filed or certified as class actions.  The Company believes it will be fully indemnified by Rugby’s former owner, Aventis Pharmaceuticals (Aventis, formerly known as Hoechst Marion Roussel, Inc.) for the defense of all such cases and for any liability that may arise out of these cases.  Aventis is currently controlling the defense of all these matters as the indemnifying party under its agreements with us.  Additionally, Watson may have recourse against the manufacturing defendants in these cases.

Cipro® Litigation.  Beginning in July 2000, a number of suits have been filed against Watson, Rugby and other company affiliates in various state and federal courts alleging claims under various federal and state competition and consumer protection laws.  Several plaintiffs have filed amended complaints and motions seeking class certification.  As of February 15, 2003, a total of approximately 42 cases had been filed against Watson, Rugby and other Watson entities.  Many of these actions have been consolidated in the U.S. District Court for the Eastern District of New York (In re: Ciprofloxacin Hydrochloride Antitrust Litigation, MDL Docket No. 001383).  The actions generally allege that the defendants engaged in unlawful, anticompetitive conduct in connection with alleged agreements, entered into prior to Watson’s acquisition of Rugby from Aventis, related to the development, manufacture and sale of the drug substance ciprofloxacin hydrochloride, the generic version of Bayer’s brand drug, Cipro®.  The actions generally seek declaratory judgment, damages, injunctive relief, restitution and other relief on behalf of certain purported classes of individuals and other entities.  In addition, Watson understands that various state and federal agencies are investigating the allegations made in these actions.  Aventis has agreed to defend and indemnify Watson and its affiliates in connection with the claims and investigations arising from the conduct and agreements allegedly undertaken by Rugby and its affiliates prior to Watson’s acquisition of Rugby, and is currently controlling the defense of these actions.  The defendants have moved to dismiss the complaints in several actions. In the action pending in California Superior Court for the County of San Diego (Cipro cases I & II, JCCP Proceeding Nos. 4154 and 4220), the court denied defendants’ motions to dismiss.  The other courts in which the dismissal motions are pending have not yet ruled.  Discovery is ongoing.

Buspirone Litigation.  In April 2002, various class and individual plaintiffs, as well as several states, filed complaints or amended complaints against Bristol-Myers Squibb Company (BMS), Watson, and Watson’s subsidiaries Watson Pharma, Inc. (formerly known as Schein Pharmaceutical, Inc.) and Danbury Pharmacal, Inc. (collectively “Schein”).  Most of these actions have been consolidated in the buspirone antitrust litigation pending in the United States District Court for the Southern District of New York.  (In re: Buspirone Antitrust Litigation, MDL Docket No. 1410).  The complaints allege that in 1994 Schein entered into an unlawful agreement with BMS in an attempt to block competition in the buspirone market.  The complaints allege that BMS paid Schein in exchange for Schein’s agreement not to pursue its attempts to invalidate BMS’ U.S. Patent No. 4,182,763, claiming buspirone, and not to launch a generic version of BMS’ branded product BuSpar®.  The FTC is investigating the allegations made in these actions.  BMS agreed to defend and indemnify Watson and its affiliates (including Schein) in connection with these claims and investigations.  In January 2003, BMS settled in principle the various actions, and the settlement is currently pending approval by the court.  In connection with the settlement, Watson and its subsidiaries expect to obtain a full release of all claims.  In February 2003, a new action was filed against Watson and BMS by the Guardian Life Insurance Company of America and Mutual of Omaha Insurance Company in New Jersey Superior Court.  Watson has tendered the new action to BMS for defense and indemnification, pursuant to its existing indemnification agreement with BMS.

Governmental Reimbursement Investigations and Proceedings.  In November 1999, Schein was informed by the U.S. Department of Justice that it, along with numerous other pharmaceutical companies, is a defendant in a qui tam action brought in 1995 under the U.S. False Claims Act currently pending in the U.S. District Court for the Southern District of Florida.  Watson has also learned that an action alleging parallel state law claims may have been filed in California Superior Court; however, Watson does not know if it or any of its affiliates have been named as a party.  Schein has not been served in either qui tam action.  A qui tam action is a civil lawsuit brought by an individual for an alleged violation of a federal statute, in which the U.S. Department of Justice has the right to intervene and take over the prosecution of the lawsuit at its option.  Pursuant to applicable federal law, the qui tam actions are under seal and, at this time, no details are available concerning, among other things, the various theories of liability against Schein or the amount of damages sought from Schein.  The Company believes that the qui tam actions relate to whether allegedly improper price reporting by pharmaceutical manufacturers led to increased payments by Medicare and/or Medicaid.  The qui tam actions may seek to recover damages from Schein based on its price reporting practices.  Schein has also received notices or subpoenas from the attorneys general of various states, including Florida, Nevada, New York, California and Texas, indicating investigations, claims and/or possible lawsuits relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.  Other state and federal inquiries regarding pricing and reimbursement issues are anticipated.  Beginning in July 2002, Watson and certain of its subsidiaries, as well as numerous other pharmaceutical companies, were named as defendants in various state and federal actions alleging improper or fraudulent reporting practices related to the reporting of average wholesale prices of certain products, and committed other improper acts in order to increase prices and market shares.  The majority of these actions have been consolidated in the United States District Court for the District of Massachusetts (In re: Pharmaceutical Industry Average Wholesale Price Litigation, MDL Docket No. 1456).  In November 2002, Watson and other defendants moved to dismiss the claims pending in the consolidated action.  The court has not yet ruled on the motion.  These actions, if successful, could adversely affect Watson and may have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

FDA Matters   In May 2002, Watson reached an agreement with the U.S. Food and Drug Administration (FDA) on the terms of a consent decree with respect to its Corona, California manufacturing facility.  The court approved the consent decree on May 13, 2002 (United States of America v. Watson Laboratories, Inc., and Allen Y. Chao, United States District Court for the Central

District of California, EDCV-02-412-VAP).  The consent decree with the FDA does not require any fine, a facility shutdown, product recalls or any reduction in production or service at the Company’s Corona facility.  The consent decree applies only to the Corona facility and not other manufacturing sites.  The decree requires Watson to ensure that its Corona, California facility complies with the FDA’s current Good Manufacturing Practices (cGMP) regulations.  Pursuant to the agreement, Watson hired an independent expert to conduct inspections of the Corona facility at least once each year.   In February 2003, the first annual inspection was completed and the independent expert submitted its report of the initial inspection to the FDA.  The independent expert reported its opinion that, based on the findings of the audit of the facility, the FDA’s applicable cGMP requirements, applicable FDA regulatory guidance, and the collective knowledge, education, qualifications and experience of the expert’s auditors and reviewers, the systems at Watson’s Corona facility audited and evaluated by the expert are in compliance with the FDA’s cGMP regulations.  However, the FDA is not required to accept or agree with the independent expert’s opinion.  If, in the future, the FDA determines that, with respect to its Corona facility, Watson has failed to comply with the consent decree or FDA regulations, including cGMPs, the consent decree allows the FDA to order Watson to take a variety of actions to remedy the deficiencies. These actions could include ceasing manufacturing and related operations at the Corona facility, and recalling affected products.  Such actions, if taken by the FDA, could adversely affect the Company, its results of operations, financial position and/or cash flows.

As a result of FDA actions dating back to 1998, Steris Laboratories, Inc., Watson’s subsidiary acquired in connection with the Schein acquisition, entered into a consent decree with the FDA in October 1998.  Steris operates an injectible manufacturing and distribution facility in Phoenix, Arizona.  Under the terms of the consent decree, Steris is required, among other things, to demonstrate through independent certifications that Steris’ processes, quality assurance and quality control programs, and management controls comply with cGMP regulations.  The consent decree also provides for independent certification of Steris’ management controls, quality assurance and quality control programs and employee cGMP training. Steris has submitted to the FDA a corrective action plan provided for under the consent decree and is implementing the Steris corrective action plan.  In 1999, Steris resumed certain manufacturing and distribution operations under the expedited certification procedures provided in the consent decree.  Under the consent decree, newly manufactured products at the Steris facility must undergo certification by independent experts and review by the FDA prior to commercial distribution.  In August 2000, the FDA authorized Steris to monitor its commercial distribution of INFeD® without certification by independent third-party consultants.  In October 2002, the FDA conducted an inspection of the Steris facility and found it to be in compliance with cGMP regulations. In November 2002, the FDA authorized Steris to manufacture and distribute commercial products without batch-by-batch review by an independent third-party consultant or the FDA. Watson is currently reviewing strategic alternatives, and intend to dispose of Steris.

Watson and its affiliates are involved in various other disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings, and litigation matters that arise from time to time in the ordinary course of business.  The process of resolving matters through litigation or other means is inherently uncertain and it is possible that the resolution of these matters will adversely affect the Company, its results of operations, financial condition and cash flows.

NOTE 15 – Subsequent Event

On May 30, 2003, Watson entered into an agreement with a syndicate of lenders for a five-year, $300 million senior, unsecured revolving credit facility which it intends to use for working capital and other general corporate purposes.  Watson’s assets generally are held by, and its operations generally are conducted through, its subsidiaries.  Within the meaning of Regulation S-X, Rule 3-10, the Company has no assets or operations independent of its subsidiaries.  The terms of the new credit facility require each subsidiary, other than minor subsidiaries, to provide full and unconditional guarantees on a joint and several basis.  In order to provide subsidiary guarantees in connection with this credit facility, the Company is also required by the terms of the Indenture for the 1998 Senior Notes to grant similar subsidiary guarantees in favor of the 1998 Senior Note holders.  The subsidiary guarantees related to both the new credit facility and the 1998 Senior Notes are full and unconditional, on a joint and several basis, and are given by all subsidiaries other than minor subsidiaries.